CONTACT:
Karen M. Spaun	John P. Shallcross
SVP & Chief Financial Officer	Director of Investor Relations & Capital Strategies
(248) 204-8178	(248) 204-8066

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
July 13, 2011

MEADOWBROOK INSURANCE GROUP, INC. PROVIDES ESTIMATE OF $12.5 MILLION IN PRE-TAX LOSSES FROM UNUSUAL FREQUENCY OF SEVERE WEATHER RELATED CLAIM ACTIVITY IN THE SECOND QUARTER

Meadowbrook Insurance Group, Inc. (NYSE:MIG) today announced that it estimates its second quarter results will include higher than average storm related losses, net of reinsurance, of approximately $12.5 million pre-tax. This estimated amount is approximately $6.3 million pre-tax higher than normal, which will add 3.5 percentage points to the combined ratio and reduce earnings per share by approximately $0.08 per share in the quarter.

Commenting on the unusual frequency of storm activity, Meadowbrook President and Chief Executive Officer Robert S. Cubbin stated: “Our underwriting approach to property exposures focuses on spread of risks, avoiding those areas most frequently exposed to severe weather and maintaining a low catastrophe reinsurance retention level. None of the storms this quarter were severe enough to trigger our catastrophe reinsurance program as no single event resulted in losses greater than $2.4 million. That said, the frequency of storm losses was very high, with 12 ISO designated storms occurring during the quarter. The cumulative effect of the storms led to this greater than usual loss for us in the quarter. Our relatively lower than industry exposure to property catastrophes reduced our potential for even greater losses despite the significant number of severe storms that devastated many parts of the country.”

The Company’s second quarter 2011 financial results will be announced after the close of trading on Monday, August 1, 2011. Management will be hosting a conference call on Tuesday, August 2, 2011, at 9:00 a.m. EDT to discuss second quarter 2011 financial results.

The teleconference can be accessed by dialing 1-877-407-8035 and asking for the Meadowbrook conference call approximately five minutes in advance of the start time. This call will also be webcast and can be accessed via the investor relations section of our website at www.meadowbrook.com or www.InvestorCalendar.com.

For those who cannot listen to the live call, a replay will be available through August 17, 2011, which can be accessed by dialing 1-877-660-6853 and referring to account #286 and conference ID #375399. The webcast will be archived and available for replay through November 2, 2011.

PR-0511

PRESS RELEASE	PAGE 2

About Meadowbrook Insurance Group

Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market.  Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and seven property and casualty insurance underwriting companies, including one in Bermuda. Meadowbrook has twenty-six locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds.  Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other Securities and Exchange Commission filings for more information on risk factors. Actual results could differ materially.  These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectability of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

PR-0511